Exhibit 99.1
CONVERGYS NEWS RELEASE
Convergys Corporation Announces Final Results and Settlement
of Its Exchange Offer for Its Outstanding 4.875% Senior Notes due 2009
(Cincinnati; October 13, 2009) — Convergys Corporation (NYSE: CVG) (the “Company”), a global leader in relationship management, announced today the final results and settlement of its offer to exchange (the “Exchange Offer”) up to $125,000,000 aggregate principal amount of its new 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) for up to $122,549,019 aggregate principal amount of its outstanding 4.875% Senior Notes due 2009 (the “2009 Senior Notes”).
The Exchange Offer expired at midnight, New York City time, on October 6, 2009. U.S. Bank National Association, the exchange agent for the Exchange Offer (the “Exchange Agent”), reported approximately $171.1 million aggregate principal amount of 2009 Senior Notes was validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer, including $1.0 million aggregate principal amount of 2009 Senior Notes tendered pursuant to satisfaction of guaranteed delivery procedures. The Company accepted for exchange approximately $122.5 million aggregate principal amount of 2009 Senior Notes. The final proration factor for the 2009 Senior Notes was determined to be approximately 71.6%.
Upon settlement of the Exchange Offer on October 13, 2009, the Company issued a total of approximately $125.0 million aggregate principal amount of its new 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) in exchange for accepted 2009 Senior Notes. Following the settlement of the Exchange Offer, approximately $70.1 million aggregate principal amount of the 2009 Senior Notes remain outstanding.
In settlement of the Exchange Offer, the Company paid an aggregate of approximately $2.0 million in cash, representing accrued and unpaid interest payable in respect of exchanged 2009 Senior Notes and amounts payable in lieu of fractional 2029 Debentures otherwise issuable under the terms of the Exchange Offer.
The sole lead deal manager for the Exchange Offer was J. P. Morgan Securities, Inc. The information agent for the Exchange Offer was D. F. King & Co., Inc.
The Company has filed a Registration Statement on Form S-4 (Reg. No. 333-161586) (the “Registration Statement”) relating to the Exchange Offer with the SEC and such Registration Statement was declared effective by the SEC on September 9, 2009. The prospectus contained in the Registration Statement and the related Letter of Transmittal are available free of charge at the SEC’s website at www.sec.gov or by contacting the Company’s Corporate Secretary’s Office at 201 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 723-7000.
This news release is neither an offer to buy, sell or exchange securities, nor a solicitation of an offer to buy, sell or exchange any securities. There shall not be any exchange of 2029 Debentures for 2009 Senior Notes pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
About Convergys
Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.
For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.
Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com.
(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)
Contacts:
David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com
John Pratt, Corporate Communications
+1 513 723 3333 or john.pratt@convergys.com

Forward Looking Information
This news release contains forward-looking statements. Actual results of the Company could differ materially from those discussed herein. Particular uncertainties that could adversely or positively affect the Company’s future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which the Company serves; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. Please refer to the Company’s most recent news releases and filings with the SEC for additional information including risk factors. The Company does not undertake to update forward-looking statements, except as required by law, as a result of new information or future events or developments.